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                                    June 18, 1998




(213) 229-7000                                                     C 11484-00005

Burke Industries, Inc.
2250 Tenth Street
San Jose, CA  95112

     Re:  BURKE INDUSTRIES, INC. -- REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have acted as special counsel for Burke Industries, Inc., a California corporation (the "Company"), in connection with the registration by the Company of up to $30,000,000 aggregate principal amount of the Company's Floating Interest Rate Senior Notes due 2007 (the "New Notes") on a Form S-4 Registration Statement of even date herewith (the "Registration Statement") under the Securities Act of 1933, as amended. The New Notes will be offered in exchange for a like principal amount of the Company's Floating Interest Rate Senior Notes due 2007 (the "Old Notes") pursuant to that certain Registration Rights Agreement, dated as of April 21, 1998, by and among the Company, four of the Company's subsidiaries, Burke Flooring Products, Inc., a California corporation, Burke Custom Processing, Inc., a California corporation, Burke Rubber Company, Inc., a California corporation, and Mercer Products Company, Inc., a New Jersey corporation (the "Subsidiary Guarantors"), and NationBanc Capital Markets, Inc. (the "Registration Rights Agreement"). The Registration Rights Agreement was executed in connection with the private placement of Old Notes.

     We have also acted as special counsel for the Subsidiary Guarantors in connection with the registration of the guarantees of the New Notes by the Subsidiary Guarantors under the Registration Statement ( the "Guarantees").

     The New Notes will be issued pursuant to that certain Indenture dated as of April 21, 1998, by and among the Company, the Subsidiary Guarantors and United States Trust Company of New York, as Trustee (the "Indenture").

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Burke Industries, Inc.
June 18, 1998
Page 2


     We are familiar with the actions to be taken by the Company and the Subsidiary Guarantors in connection with the offering of the New Notes and the issuance of the Guarantees. On the basis of such knowledge and such investigation as we have deemed necessary, we are of the opinion that:

     (i) the New Notes have been duly authorized by the Company and, when issued in exchange for the Old Notes pursuant to the terms of the exchange offer described in the Registration Statement and the Indenture, will be validly issued and will constitute legal and binding obligations of the Company; and

     (ii) the Guarantees have been duly authorized by the Subsidiary Guarantors and, when issued along with the New Notes in accordance with the terms of the Indenture, will be validly issued and will constitute the legal and binding obligations of the Subsidiary Guarantors.

     Our opinions are subject to limitations imposed by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers and (ii) general principles of equity, whether considered at law or at equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

     We hereby consent to the filing of this opinion as an exhibit to the Company's S-4 Registration Statement, dated as of this date, and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.

                              Very truly yours,

                              /s/  Gibson, Dunn & Crutcher LLP

                              GIBSON, DUNN & CRUTCHER LLP